QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Bartel Eng & Schroder Letterhead]

October 17, 2003

Board of Directors
Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, California 95682

        Re:    Western Sierra Bancorp Acquisition of Auburn Community Bancorp

Gentlemen:

        We have acted as special counsel to Western Sierra Bancorp, a California corporation ("Western"), in connection with the preparation of the Registration Statement on Form S-4 of Western (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 350,000 shares of Western's no par value common stock (the "Shares"), issuable pursuant to the Agreement and Plan of Reorganization and Merger dated August 20, 2003 (the "Agreement"), by and between Western and Auburn Community Bancorp ("Auburn Bancorp") whereby each share of Auburn Bancorp's common stock, no par value, will be exchanged for cash, shares of Western's common stock, or a combination thereof, and Auburn Bancorp will be merged with and into Western.

        In connection with this opinion, we have considered such questions of law and fact as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of Western, as currently in effect; (iii) certain resolutions of the Board of Directors of Western relating to the issuance of the shares and the other transactions contemplated by the Agreement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Western and others.

        Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Auburn Bancorp's common stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        The law covered by the opinion set forth above is limited to the laws of the State of California and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Validity of Western's Common Stock" in the proxy statement-prospectus constituting a part of the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                      Very truly yours,

                      BARTEL ENG & SCHRODER

QuickLinks

  Exhibit 5.1